KI │ & │ HWANG, │ LLC

ATTORNEYS AND COUNSELORS AT LAW

1629 K Street NW Suite 300 Washington, DC 20006	15800 Crabbs Branch Way Suite 310 Rockville, Maryland 20855

E-Mail: jki@ki-hwang.com

Fax: 240.715.9116

John Ki, Esq. is duly licensed to practice law in Maryland and District of Columbia

December 20, 2012

SW China Imports, Inc.

15800 Crabbs Branch Way, Ste. 310

Rockville, MD 20855

Re:

SW China Imports, Inc.

Registration Statement on Form S-1

147,500,000 Shares of Common Stock

Ladies and Gentlemen:

I have acted as special counsel to SW China Imports, Inc., a Nevada corporation ("SW China"), in connection with SW China's registration statement on Form S-1 ("Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"), of the offer and sale by the selling stockholders identified in the Registration Statement of up to 147,500,000 shares of SW China's common stock, par value $0.0001 per share (“Common Stock").

As the basis for the opinion hereinafter expressed, I have examined such statutes, including the Nevada Revised Statutes, as amended ("NRS"), regulations, corporate records, and documents, including the Certificate of Incorporation and Bylaws of SW China, certain resolutions of SW China’s Board of Directors pertaining to the issuance by SW China of the Common Stock, and other instruments and documents as I have deemed necessary or advisable for the purposes of this opinion.

In making our examination, I have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed, or photostatic copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I are of the opinion that the shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the NRS, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

Board of Directors

December 20, 2012

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Interests of Named Experts and Counsel” in the prospectus which is a part of the Registration Statement.  In giving such consent I do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.  This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the Common Stock.

Very truly yours,

/s/ John Ki

John Ki